Filed Pursuant to Rule 424(b)(2)
Registration No. 333-133187

	Amount to	Offering price	Aggregate	Amount of
Class of securities registered	be registered	per share	offering price	registration fee
Class B Common Stock	12,650,000	$14.80	$187,220,000	$7,358(1)

(1)	The filing fee, calculated in accordance with Rule 457(r), has been transmitted to the SEC in connection with the securities offered from Registration Statement File No. 333-133187 by means of this prospectus supplement.

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 10, 2006)

Continental Airlines, Inc.

11,000,000 Shares of Class B Common Stock

We are offering 11,000,000 shares of our Class B common stock pursuant to this prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the symbol “CAL.” On June 19, 2008, the last reported sale price of our common stock on the New York Stock Exchange was $15.59 per share.

	Per Share	Total

Public offering price	$14.80	$162,800,000

Underwriting discounts	$0.10	$1,100,000

Proceeds to Continental Airlines, Inc. (before expenses)	$14.70	$161,700,000

We have granted the underwriter a 30-day option to purchase up to an additional 1,650,000 shares of our Class B common stock from us on the same terms and conditions as set forth above if the underwriter sells more than 11,000,000 shares of Class B common stock in this offering.

Investing in our common stock involves a high degree of risk. Before buying any shares of our common stock, you should read the discussion of material risks described in “Risk Factors” beginning on page S-5 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Delivery of the shares will be made on or about June 25, 2008.

UBS Investment Bank

The date of this prospectus supplement is June 19, 2008.

You should rely only upon the information contained or incorporated by reference in this prospectus supplement and accompanying prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement does not constitute an offer to sell, or a solicitation of an offer to buy, any of the common stock offered hereby by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. You should assume the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of those documents’ respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Prospectus Supplement
Prospectus Supplement Summary	S-1
Risk Factors	S-5
Use of Proceeds	S-12
Underwriting	S-13
Legal Matters	S-14

Prospectus
About this Prospectus	1
Where You Can Find More Information	2
Forward-Looking Statements	2
Incorporation by Reference	2
Continental Airlines, Inc.	3
Use of Proceeds	4
Ratio of Earnings to Fixed Charges	4
Description of Debt Securities	4
Description of Common Stock and Preferred Stock	14
Description of Depositary Shares	20
Description of Warrants	22
Description of Stock Purchase Contracts and Stock Purchase Units	22
Description of Subscription Rights	23
Plan of Distribution	24
Legal Matters	26
Experts	26

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common stock. The second part, the base prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined, and when we refer to the “accompanying prospectus,” we are referring to the base prospectus.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may be used only where it is legal to sell these securities. The information in this document may be accurate only on the date of this document.

Information contained on our website does not constitute part of this prospectus.

In this prospectus supplement, “Continental Airlines,” “our company,” “we,” “us,” and “our” refer to Continental Airlines, Inc. and our consolidated subsidiaries.

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PROSPECTUS SUPPLEMENT SUMMARY

The following summary includes basic information about our company and this offering. It may not contain all of the information that is important to you. For a more complete understanding of our company and this offering, we encourage you to read this entire prospectus supplement and the accompanying prospectus, including the section entitled “Risk Factors.”

Continental Airlines, Inc.

We are a major United States air carrier engaged in the business of transporting passengers, cargo and mail. We are the world’s fifth largest airline as measured by the number of scheduled miles flown by revenue passengers in 2007. Including our wholly-owned subsidiary, Continental Micronesia, Inc., and regional flights operated on our behalf under capacity purchase agreements with other carriers, we operate more than 2,500 daily departures. As of March 31, 2008, we served 134 domestic and 130 international destinations and offered additional connecting service through alliances with domestic and foreign carriers.

We are a Delaware corporation, with executive offices located at 1600 Smith Street, Houston, Texas 77002. Our telephone number is (713) 324-2950.

Recent Developments

Sale of Interest in Copa Holdings and Recent Loan Transaction

On May 21, 2008, we completed the sale of our remaining holdings of stock in Copa Holdings, S.A., the parent company of Copa Airlines of Panama and Aero Republica of Colombia, realizing approximately $156 million in proceeds before deducting underwriters’ discounts and other expenses. In addition, on May 15, 2008, we borrowed $61 million secured by four older aircraft.

Amended Bankcard Agreement

On June 10, 2008, we entered into an amendment and restatement of our Bankcard Joint Marketing Agreement (the “Bankcard Agreement”) with Chase Bank USA, N.A. (“Chase”), under which Chase purchases frequent flyer mileage credits to be earned by OnePass members for making purchases using a Continental Airlines credit card issued by Chase. The Bankcard Agreement provides for an initial payment to us of $413 million, of which $235 million relates to the advance purchase of frequent flyer mileage credits and the balance of which is in consideration for certain other commitments with respect to the co-branding relationship, including the extension of the term of the Bankcard Agreement until December 31, 2016. In connection with the advance purchase of mileage credits, we have provided a security interest to Chase in certain routes and slots. The $235 million purchase of mileage credits will be treated as a loan from Chase, reported by us as long-term debt in our balance sheet, and reduced ratably in 2016 as the mileage credits are redeemed.

In connection with the amendment of the Bankcard Agreement, we also amended our domestic bank-issued credit card processing agreement to extend the term of the agreement until December 31, 2016 and modify certain provisions in the agreement. As a result of the amendment, the requirement that we maintain a minimum EBITDAR (generally, earnings before interest, income taxes, depreciation, amortization, aircraft rentals, certain nonoperating income (expense) and special items) to fixed charges (interest and aircraft rentals) ratio for the preceding 12 months has been eliminated as a trigger requiring the posting of additional collateral. The liquidity covenant contained in the agreement has been modified to change the trigger levels of unrestricted cash and short-term investments that we maintain at which we are required to post additional cash collateral, as discussed below under “Risk Factors — Risk Factors Relating to the Company — Failure to meet our financial covenants would adversely affect our liquidity.”

Amended Capacity Purchase Agreement

On June 5, 2008, we, ExpressJet Holdings, Inc., XJT Holdings, Inc. and ExpressJet Airlines, Inc. (collectively, “ExpressJet”) entered into the Second Amended and Restated Capacity Purchase Agreement (the “Amended ExpressJet CPA”), which amends and restates the current capacity purchase agreement among the same parties (the “Existing ExpressJet CPA”). Under the Amended ExpressJet CPA, we will continue to purchase all of the capacity from the ExpressJet flights covered by the agreement at a negotiated price. In exchange for ExpressJet’s operations of the flights and performance of other obligations under the Amended ExpressJet CPA, we have agreed to pay ExpressJet a pre-determined rate, subject to annual escalations (capped at 3.5%), based on block hours (the hours from gate departure to gate arrival) and to reimburse ExpressJet for various pass-through expenses (with no margin or mark-up) related to the flights, including airport rent, access and security fees, insurance, airport and landing fees, and certain maintenance expenses. Under the Amended ExpressJet CPA, we will continue to be responsible for the cost of providing fuel for all flights and will be responsible for paying aircraft rent for all aircraft covered by the Amended ExpressJet CPA. The Amended ExpressJet CPA contains incentive bonus and rebate provisions based upon ExpressJet’s operational performance, but no longer includes any payment adjustments in respect of ExpressJet’s operating margin. The pre-determined rate under the Amended ExpressJet CPA is lower than the rate under the Existing ExpressJet CPA and more competitive with rates offered by other regional service providers, and no longer includes a profit margin on expenses such as fuel and aircraft rent.

The Amended ExpressJet CPA will become effective on July 1, 2008 and will cover a minimum of 205 regional jets in the first year. The minimum number of covered aircraft adjusts to 190 regional jets thereafter, but may be less as leases expire. ExpressJet will continue to lease 30 Embraer 50-seat regional jets from us at a reduced rate. In addition, the Amended ExpressJet CPA provides that ExpressJet may return to us up to 39 Embraer 50-seat regional jets that ExpressJet currently uses for non-Continental flying. From time to time, we may elect to add such aircraft to the agreement and withdraw from the agreement regional jets currently flown by ExpressJet for us, subject to the minimum covered aircraft disclosed above. ExpressJet has indicated that it anticipates returning all 39 Embraer 50-seat regional jets to us. If it does so, we currently anticipate adding those returned aircraft to the Amended ExpressJet CPA and will, in turn, withdraw from that agreement 30 Embraer 37-seat regional jets. We then expect to ground or sublease the withdrawn 37-seat aircraft.

In the aggregate, we expect that the savings resulting from the rate structure in the Amended ExpressJet CPA, together with the effect of the reduced lease rate related to 30 aircraft ExpressJet will continue to lease from us, the anticipated fleet exchange described above and assuming all of the 30 Embraer 37-seat regional jets are grounded, will be approximately $50 million annually.

The Amended ExpressJet CPA will expire after a term of seven years and has no renewal or extension options. In addition, we and ExpressJet entered into a settlement agreement related to block hour rates for the first six months of 2008 and settled all outstanding disputed claims and other payment disagreements under the Existing ExpressJet CPA.

Capacity Reductions

On June 5, 2008, we announced significant reductions in flying and staffing that are necessary for us to further adjust to the extremely high cost of fuel. Starting in September 2008, at the conclusion of the peak summer season, we will reduce our flights, with fourth quarter domestic mainline departures to be down 16% year-over-year. This will result in a reduction of domestic mainline capacity by 11% (as measured by available seat miles) in the fourth quarter, compared to the same period last year. We also announced that we will accelerate the retirement of 67 Boeing model 737-300 and 737-500 aircraft to remove the least fuel-efficient aircraft from our fleet by the end of 2009 and eliminate approximately 3,000 positions.

In connection with these capacity reductions, we anticipate that we will record accounting charges, possibly including aircraft and spare parts inventory impairments, severance and other termination costs, contract termination costs and other associated costs. We are not able at this time to estimate the amount and timing of these charges, although we do anticipate recognizing certain of these charges during the second quarter of 2008.

Global Alliance

Following the announcement by Delta Air Lines (“Delta”) and Northwest Airlines (“Northwest”) of their definitive agreement to merge, we began to evaluate which of the three major global airline alliances would be best for us over the long term. Alliances allow airlines to offer their passengers greater destination coverage and thus provide airlines with the potential for increased revenue, and may also provide cost savings to the participating carriers. Alliances are generally implemented through a series of bilateral code-share, frequent flyer program participation and airport lounge access agreements between each member of the alliance.

On June 19, 2008, we entered into framework agreements with United and Deutsche Lufthansa (“Lufthansa”), pursuant to which we plan to develop an extensive code-share relationship and reciprocity of frequent flyer programs, elite customer recognition and airport lounge use. We plan to implement these relationships after we wind down and exit our participation in our current alliances, including our participation in SkyTeam, and join United and Lufthansa in the Star Alliance. We also plan to apply to join the antitrust immunized alliance among United, Lufthansa and other members of the Star Alliance, with the goal of entering into various international joint ventures with certain of those partners.

Withdrawal from SkyTeam.  Prior to joining the Star Alliance, we must exit our existing bilateral alliance agreements with SkyTeam members and enter into new ones with our new alliance partners. The length of this transition period will depend upon a number of factors outside of our control, including the consummation of the merger of Delta and Northwest, and the timing of our withdrawal from our existing agreements with SkyTeam members. We expect that this transition period will last at least one year, although it could last longer. During and following this period, we may experience a significant decrease in revenues due to the wind down of our SkyTeam relationships or a delay in the anticipated increase in revenues from our planned participation in the Star Alliance. Please see “Risk Factors — Risk Factors Relating to the Company — We have decided to change our global airline alliance, which could involve significant transition and integration risk” below.

Code-Sharing and Reciprocity.  Under the framework agreements, subject to regulatory and other approvals, we expect to begin broad code-sharing with United and Lufthansa, which will facilitate itineraries using any of the carriers and provide for a seamless process for reservations and ticketing, check-in, flight connections and baggage transfer. In addition, we intend to allow members of each carrier’s frequent flyer program to earn miles when flying on the other airlines and redeem awards on any of the carriers. Travel on any of the carriers will count towards elite customer recognition. Similarly, each carrier’s customers will have access to the other airlines’ network of airport lounges.

International Joint Ventures.  In connection with our entry into the framework agreements, we will request that the U.S. Department of Transportation allow us to join United, Lufthansa and seven other air carriers in an alliance that has been granted global antitrust immunity for international air transportation. In addition, we intend to seek a modification to our existing pilot collective bargaining agreement to permit us to enter into an international joint venture with United. Upon receipt of regulatory and other approvals, we intend to establish a trans-Atlantic joint venture with United and Lufthansa, and possibly with other carriers, which would involve coordinated scheduling, revenue pooling and other cooperative efforts. We would also explore forming similar joint ventures in the Latin America and Asia/Pacific regions with United and other alliance partners.

The Offering

Issuer	Continental Airlines, Inc., a Delaware corporation.

Class B common stock offered by us	11,000,000 shares

Over-allotment option offered by us	1,650,000 shares

Common stock outstanding after this offering(1)	109,793,384 shares (111,443,384 shares if the underwriter exercises the over-allotment option)

Use of proceeds	We intend to use the proceeds we receive from this offering, after deducting estimated offering expenses, for general corporate purposes.

New York Stock Exchange symbol	“CAL”

Risk factors	Investment in our common stock involves risk. You should carefully consider the information under the section titled “Risk Factors” and all other information included in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference before investing in our common stock.

(1)	The number of shares of common stock to be outstanding after the offering is based on 98,793,384 shares of common stock outstanding as of June 16, 2008, and excludes 11,294,522 shares of common stock issuable upon the exercise of outstanding stock options and issuable under employee stock purchase plans and 12,914,000 shares of common stock issuable upon the conversion of outstanding convertible debt and equity securities.

RISK FACTORS

An investment in our common stock involves certain risks. You should carefully consider the risks described below, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The market or trading price of our common stock could decline due to any of these risks or other factors, and you may lose all or part of your investment.

Overview

Although we have been profitable for the past two years, there are many factors that continue to threaten our operations, financial condition, results of operations and liquidity. These factors are discussed below.

Risk Factors Relating to the Company

Fuel prices or disruptions in fuel supplies could have a material adverse effect on us.

Expenditures for fuel and related taxes represent the largest single cost of operating our business. Our operations depend on the availability of jet fuel supplies, and our results are significantly impacted by changes in the cost of fuel. Although we experienced more success in 2007 and to date in 2008 than previously in raising ticket prices and fuel surcharges in response to record high fuel costs, we have been unable to raise fares or surcharges sufficiently to keep pace with recent dramatic increases in fuel prices, and we may not be able to raise fares or fuel surcharges further to offset escalating fuel prices in the future. Conversely, lower fuel prices may result in lower fares and the reduction or elimination of fuel surcharges. Additionally, lower fuel prices may result in increased industry capacity, especially to the extent that reduced fuel costs justify increased utilization by airlines of less fuel-efficient aircraft that are unprofitable during periods of higher fuel prices. We are also at risk for all of our regional carriers’ fuel costs on flights flown for us under capacity purchase agreements.

Fuel prices and supplies are influenced significantly by international political and economic circumstances, such as increasing demand by developing nations, conflicts or instability in the Middle East or other oil producing regions and diplomatic tensions between the U.S. and oil producing nations, as well as OPEC production curtailments, disruptions of oil imports, environmental concerns, weather, refinery outages or maintenance and other unpredictable events. For example, a major hurricane making landfall along the U.S. Gulf Coast could cause widespread disruption to oil production, refinery operations and pipeline capacity in that region, possibly resulting in significant increases in the price of jet fuel and diminished availability of jet fuel supplies.

High jet fuel prices or disruptions in fuel supplies, whether as a result of natural disasters or otherwise, could have a material adverse effect on our results of operations, financial condition and liquidity.

Our labor costs may not be competitive.

Labor costs constitute a significant percentage of our total operating costs. All of the major hub-and-spoke carriers with whom we compete have achieved significant labor cost reductions, whether in or out of bankruptcy. Even given the effect of pay and benefit cost reductions we implemented beginning in April 2005, we believe that our wages, salaries and benefits cost per available seat mile, measured on a stage length adjusted basis, will continue to be higher than that of many of our competitors. These higher labor costs may adversely affect our ability to sustain our profitability while competing with other airlines that have achieved lower relative labor costs.

Labor disruptions could adversely affect our operations.

Although we enjoy generally good relations with our employees, we can provide no assurance that we will be able to maintain these good relations in the future or avoid labor disruptions. Our collective bargaining agreements have amendable dates beginning in December 2008. Any labor disruption that results in a prolonged significant reduction in flights would have a material adverse effect on our results of operations and financial condition.

We have decided to change our global airline alliance, which could involve significant transition and integration risks.

On June 19, 2008, we entered into framework agreements with United and Lufthansa, pursuant to which we plan to wind down and exit our participation in our current alliance, SkyTeam, and join United and Lufthansa in the Star Alliance. This change from SkyTeam to the Star Alliance could involve significant transition and integration risks, both because we are required to wind down our existing SkyTeam relationships as we initiate activities in the Star Alliance, and because we may incur unanticipated costs and/or a loss of revenue (or a delay in anticipated increased revenue from the new alliance) in connection with this change. The significant transition and integration risks include:

•	our inability to terminate our existing agreements with SkyTeam members in the transition period we have anticipated, including as a result of the failure of Delta and Northwest to consummate their proposed merger;

•	significant revenue dilution as we wind down our participation in SkyTeam and/or insufficient or delay in receipt of revenue from our participation in the Star Alliance, including due to an inability to maintain our key customer and business relationships as we transition to the Star Alliance;

•	an inability to join or a delay in joining the Star Alliance due to lack of applicable approvals or difficulty in satisfying entrance requirements, including the requirement that we enter into certain bilateral agreements with each member of the Star Alliance; and

•	difficulties integrating our technology processes with the Star Alliance members.

In addition, the full implementation of some of the arrangements contemplated by our framework agreements with United and Lufthansa require the approval of domestic and foreign regulatory agencies. These agencies may impose requirements, limitations or costs on us or on the Star Alliance members, or require us or them to divest slots, gates, routes or other assets, which may impair the value to us of entering the alliance or make participation in the alliance by us or them unattractive, and in certain cases could prevent us from consummating the transactions contemplated by the framework agreements.

If any of these risks materialize, they could have a material adverse effect on our business, results of operations and financial condition.

Delays in scheduled aircraft deliveries may adversely affect our international growth.

Our future success depends, in part, on continuing our profitable international growth. Because all of our long-range aircraft are already fully utilized, we will need to acquire additional long-range aircraft to continue our projected international growth. Although we have contractual commitments to purchase the long-range aircraft that we currently believe will be necessary for our international growth, if significant delays in the deliveries of these new aircraft occur, we would need to either curtail our international growth or try to make alternate arrangements to acquire aircraft, possibly on less financially favorable terms, including higher ownership and operating costs.

Our high leverage may affect our ability to satisfy our significant financing needs or meet our obligations.

As is the case with many of our principal competitors, we have a high proportion of debt compared to our capital. We have a significant amount of fixed obligations, including debt, aircraft leases and financings, leases of airport property and other facilities and pension funding obligations. At March 31, 2008, we had approximately $5.2 billion (including current maturities) of long-term debt and capital lease obligations.

In addition, we have substantial commitments for capital expenditures, including the acquisition of new aircraft and related spare engines. As of March 31, 2008, we had obtained financing for 12 Boeing 737-800s and 18 Boeing 737-900ERs, which we have applied to 10 of the Boeing aircraft delivered to us in the first quarter of 2008 and expect to apply to 20 of the 25 Boeing aircraft scheduled for delivery from April 2008 through the first quarter of 2009. We also successfully financed two recent deliveries of Boeing 737-900ERs with a European lender. In addition, as of March 31, 2008, we had manufacturer backstop financing for up to 18 (depending on the model selected) of the Boeing 737 aircraft scheduled to be delivered through the end of 2009 and not otherwise covered by the financing described above. However, we do not have backstop financing or any other financing currently in place for our other aircraft on order. Further financing will be needed to satisfy our capital commitments for our firm aircraft and other related capital expenditures. We can provide no assurance that such further financing will be available.

Credit rating downgrades could have a material adverse effect on our liquidity.

Reductions in our credit ratings may increase the cost and reduce the availability of financing to us in the future. We do not have any debt obligations that would be accelerated as a result of a credit rating downgrade. However, we would have to post a significant amount of additional collateral under our bank-issued credit card processing agreement and our workers’ compensation program if our debt rating falls below specified levels.

Failure to meet our financial covenants would adversely affect our liquidity.

Our bank-issued credit card processing agreement contains financial covenants which require, among other things, that we maintain a minimum level of unrestricted cash and short-term investments and a minimum ratio of unrestricted cash and short-term investments to current liabilities of 0.25 to 1.0. The agreement also requires us to maintain a minimum senior unsecured debt rating. Under the agreement as amended and based on our current air traffic liability exposure as defined in the agreement, if our unrestricted cash and short term investments balance falls below $2.0 billion, we would be required to post approximately $86 million of additional collateral. The amount of required collateral could grow to as much as approximately $740 million if our unrestricted cash and short-term investments balance falls below $1.0 billion. Depending on our unrestricted cash and short-term investments balance at the time, the posting of a significant amount of cash collateral could cause our unrestricted cash and short-term investments balance to fall below the minimum balance requirement under our $350 million secured term loan facility, resulting in a default under that facility. We are currently in compliance with all of the covenants under the agreement.

Interruptions or disruptions in service at one of our hub airports could have a material adverse effect on our operations.

We operate principally through our hub operations at Newark Liberty International Airport, in Houston, Texas at George Bush Intercontinental Airport, in Cleveland, Ohio at Hopkins International Airport and Guam. Substantially all of our flights either originate from or fly into one of these locations, contributing to a large amount of “origin and destination” traffic. A significant interruption or disruption in service at one of our hubs resulting from air traffic control delays, weather conditions or events, growth constraints, relations with third party service providers, failure of computer systems, labor relations, fuel supplies, terrorist activities or otherwise could result in the cancellation or delay of a significant portion of our flights and, as a result, our business could be materially adversely affected.

If we experience problems with certain of our third party regional operators, our operations could be materially adversely affected.

All of our regional operations are conducted by third party operators on our behalf, primarily under capacity purchase agreements. Due to our reliance on third parties to provide these essential services, we are subject to the risks of disruptions to their operations, which may result from many of the same risk factors disclosed in this prospectus supplement. In addition, we may also experience disruption to our regional operations if we terminate the capacity purchase agreement with one or more of our current operators and transition the services to another provider. As our regional segment provides revenue to us directly and indirectly (by feeding passengers from smaller cities to our hubs), a significant disruption to our regional operations could have a material adverse effect on our results of operations and financial condition.

A significant failure or disruption of the computer systems on which we rely could adversely affect our business.

We depend heavily on computer systems and technology to operate our business, such as flight operations systems, communications systems, airport systems and reservations systems (including continental.com and third party global distribution systems). These systems could suffer substantial or repeated disruptions due to events beyond our control, including natural disasters, power failures, terrorist attacks, equipment or software failures, computer viruses or hackers. Any such disruptions could materially impair our flight and airport operations and our ability to market our services, and could result in increased costs, lost revenue and the loss or compromise of important data. Although we have taken measures in an effort to reduce the adverse effects of certain potential failures or disruptions, if these steps are not adequate to prevent or remedy the risks, our business may be materially adversely affected.

Our net operating loss carryforwards may be limited.

At December 31, 2007, we had estimated net operating loss carryforwards (“NOLs”) of $3.8 billion for federal income tax purposes that expire beginning in 2009 and continuing through 2025. The Internal Revenue Code imposes limitations on a corporation’s ability to utilize NOLs if it experiences an “ownership change.” If an ownership change had occurred as of December 31, 2007, our annual NOL utilization would have been limited to approximately $97 million per year, before consideration of any built-in-gains.

Risk Factors Relating to the Airline Industry

The airline industry is highly competitive and susceptible to price discounting.

The U.S. airline industry is characterized by substantial price competition, especially in domestic markets. Carriers use discount fares to stimulate traffic during periods of slack demand or when they begin service to new cities or have excess capacity to generate cash flow and to establish or increase market share. Some of our competitors have substantially greater financial resources (including more favorable hedges against fuel price increases) and/or lower cost structures than we do. In recent years, the domestic market share held by low-cost carriers has increased significantly and is expected to continue to increase, which has dramatically changed the airline industry. The increased market presence of low-cost carriers, which engage in substantial price discounting, has diminished the ability of the network carriers to maintain sufficient pricing structures in domestic markets to achieve profitability. We cannot predict whether or for how long these trends will continue.

In addition to price competition, airlines also compete for market share by increasing the size of their route system and the number of markets they serve. Several of our domestic competitors are continuing to increase their international capacity, including service to some destinations that we currently serve. Additionally, the “open skies” agreement between the U.S. and the European Union, which became effective on March 30, 2008, is resulting in increased competition from European and U.S. airlines in these international markets, and may give rise to additional consolidation or better integration opportunities among European carriers. In addition, Air France-KLM, Delta and Northwest have received tentative anti-trust immunity to form a new trans-Atlantic joint venture among those airlines and the coordination of routes, fares, schedules and other matters among those airlines, Alitalia and CSA Czech Airlines. Air France-KLM and Delta announced in October 2007, in connection with this application for anti-trust immunity, their plans for a joint venture beginning upon the effectiveness of the “open skies” agreement and following the approval of the requested anti-trust immunity that will initially cover all of their trans-Atlantic flights between the airlines’ hubs and all of their flights between London’s Heathrow Airport and any U.S. destination. Air France-KLM and Delta recently announced the approval of the requested anti-trust immunity. The increased competition in these international markets, particularly to the extent our competitors engage in price discounting, may have a material adverse effect on our results of operations, financial condition or liquidity.

We are also facing stronger competition from carriers that have emerged from bankruptcy, including Delta, Northwest, US Airways and United Airlines. Carriers typically emerge from bankruptcy with substantially lower costs than ours achieved by cost reductions through, among other things, reducing or discharging debt, lease and pension obligations and reducing wages and benefits. Additionally, we may face stronger competition from carriers that participate in industry consolidation, including the proposed merger of Delta and Northwest discussed below. Through consolidation, carriers have the opportunity to significantly expand the reach of their networks, which is of primary importance to business travelers, and to achieve cost reductions by eliminating redundancy in their networks and their management structures.

The airline industry may experience further consolidation that would affect our competitive position.

Since its deregulation in 1978, the U.S. airline industry has undergone substantial consolidation and additional consolidation in the near term is likely in light of the announcement in April 2008 by Delta and Northwest of their definitive agreement to merge. If consummated, this merger will change the competitive environment for us and the entire airline industry. As a result, we conducted a comprehensive review of our strategic alternatives and on April 27, 2008 we announced that we had determined that the best course for us was not to merge with another airline at such time. We are continuing to review our other strategic options. We cannot predict whether the proposed merger of Delta and Northwest will occur, or the impact on us of this or any other consolidation within the U.S. airline industry.

Additional terrorist attacks or international hostilities may further adversely affect our financial condition, results of operations and liquidity.

The terrorist attacks of September 11, 2001 involving commercial aircraft severely and adversely affected our financial condition, results of operations and liquidity and the airline industry generally. Additional terrorist attacks, even if not made directly on the airline industry, or the fear of such attacks (including elevated national threat warnings or selective cancellation or redirection of flights due to terror threats such as the August 2006 terrorist plot targeting multiple airlines, including us), could negatively affect us and the airline industry. The potential negative effects include increased security, insurance and other costs for us and lost revenue from increased ticket refunds and decreased ticket sales. Our financial resources might not be sufficient to absorb the adverse effects of any further terrorist attacks or other international hostilities involving the United States.

Additional security requirements may increase our costs and decrease our traffic.

Since September 11, 2001, the Department of Homeland Security (“DHS”) and the Transportation and Security Administration (“TSA”) have implemented numerous security measures that affect airline operations and costs, and they are likely to implement additional measures in the future. Most recently, DHS has begun to implement the US-VISIT program (a program of fingerprinting and photographing foreign visa holders), announced that it will implement greater use of passenger data for evaluating security measures to be taken with respect to individual passengers, expanded the use of federal air marshals on our flights (who do not pay for their seats and thus displace revenue passengers and cause increased customer complaints from displaced passengers), begun investigating a requirement to install aircraft security systems (such as active devices on commercial aircraft as countermeasures against portable surface to air missiles) and expanded cargo and baggage screening. DHS also has required certain flights to be cancelled on short notice for security reasons, and has required certain airports to remain at higher security levels than other locations. In addition, foreign governments also have begun to institute additional security measures at foreign airports we serve, out of their own security concerns or in response to security measures imposed by the U.S.

Moreover, the TSA has imposed additional measures affecting the contents of baggage that may be carried on an aircraft in response to the discovery in August 2006 of a terrorist plot targeting several airlines, including us. The TSA and other security regulators may impose other measures as necessary to respond to future threats.

A large portion of the costs of these security measures is borne by the airlines and their passengers, and we believe that these and other security measures have the effect of decreasing the demand for air travel and the overall attractiveness of air transportation as compared to other modes of transportation. Additional security measures required by the U.S. and foreign governments in the future, such as further expanded cargo screening, might increase our costs or decrease the demand for air travel, adversely affecting our financial results.

Expanded government regulation could further increase our operating costs and restrict our ability to conduct our business.

Airlines are subject to extensive regulatory and legal compliance requirements that result in significant costs and can adversely affect us. Additional laws, regulations, airport rates and charges and growth constraints have been proposed from time to time that could significantly increase the cost of airline operations or reduce revenue. Recent “growth constraint” proposals would impose restrictions on the total number of flights that can be operated at congested airports or in congested airspace or, during periods of peak demand at congested airports, “congestion” fees or other forms of additional taxation.

The Federal Aviation Administration (“FAA”) from time to time issues directives and other regulations relating to the maintenance and operation of aircraft that require significant expenditures. Some FAA requirements cover, among other things, retirement of older aircraft, security measures, collision avoidance systems, airborne windshear avoidance systems, noise abatement and other environment concerns, commuter aircraft safety and increased inspections and maintenance procedures to be conducted on older aircraft.

Many aspects of airlines’ operations also are subject to increasingly stringent federal, state, local and foreign laws protecting the environment, including the imposition of additional taxes on airlines or their passengers. Future regulatory developments in the U.S. and abroad could adversely affect operations and increase operating costs in the airline industry. For example, future actions that may be taken by the U.S. government, foreign governments (including the European Union), or the International Civil Aviation Organization to address concerns about climate change and air emissions from the aviation sector are unknown at this time, but the effect on us and our industry is likely to be adverse and could be significant. Among those potential actions is the European Union’s consideration of an emissions trading scheme applicable to all flights operating in the European Union, including flights to and from the United States.

Restrictions on the ownership and transfer of airline routes and takeoff and landing slots have been proposed and, in some cases, adopted. The ability of U.S. carriers to operate international routes is subject to change because the applicable arrangements between the United States and foreign governments may be amended from time to time, or because appropriate slots or facilities are not made available. We cannot provide assurance that current laws and regulations, or laws or regulations enacted in the future, will not adversely affect us.

The airline industry is heavily taxed.

The airline industry is subject to extensive government fees and taxation that negatively impact our revenue. The U.S. airline industry is one of the most heavily taxed of all industries. These fees and taxes have grown significantly in the past decade for domestic flights, and various U.S. fees and taxes also are assessed on international flights. In addition, the governments of foreign countries in which we operate impose on U.S. airlines, including us, various fees and taxes, and these assessments have been increasing in number and amount in recent years. Certain of these fees and taxes must be included in the fares we advertise or quote to our customers. Due to the competitive revenue environment, many increases in these fees and taxes have been absorbed by the airline industry rather than being passed on to the passenger. Further increases in fees and taxes may reduce demand for air travel and thus our revenues.

Insurance costs could increase materially or key coverage could become unavailable.

The September 11, 2001 terrorist attacks led to a significant increase in insurance premiums and a decrease in the insurance coverage available to commercial airlines. Accordingly, our insurance costs have increased significantly and our ability to continue to obtain certain types of insurance remains uncertain. Since the terrorist attacks, the U.S. government has provided war risk (terrorism) insurance to U.S. commercial airlines to cover losses. War risk insurance in amounts necessary for our operations, and at premiums that are not excessive, is not currently available in the commercial insurance market. If the government discontinues this coverage in whole or in part, obtaining comparable coverage in the commercial insurance market, if it is available at all, could result in substantially higher premiums and more restrictive terms. If we are unable to obtain adequate war risk insurance, our business could be materially and adversely affected.

If any of our aircraft were to be involved in an accident, we could be exposed to significant tort liability. We carry insurance to cover damages arising from any such accidents, but in the event that our liability exceeds the applicable policy limits, we may be forced to bear substantial losses from an accident.

Public health threats affecting travel behavior could have a material adverse effect on the industry.

Public health threats, such as the bird flu, Severe Acute Respiratory Syndrome (SARs) and other highly communicable diseases, outbreaks of which have already occurred in various parts of the world in which we operate, could adversely impact our operations and the worldwide demand for air travel. Any quarantine of personnel or inability to access our facilities or aircraft could adversely affect our operations. Travel restrictions or operational problems in any part of the world in which we operate, or any reduction in the demand for air travel caused by public health threats in the future, may materially adversely affect our operations and financial results.

An economic downturn could result in less demand for air travel.

Many economists have reported that the U.S. economy is slowing and may be headed toward a recession. The airline industry is highly cyclical, and the growth in demand for air travel is correlated to the growth in the U.S. and global economies. A recession in these economies could have a material adverse effect on our results of operations and financial condition. In addition, the declining value of the U.S. dollar relative to foreign currencies, such as the British pound, Japanese yen and the euro, increases the costs to U.S. residents of traveling internationally, thereby reducing the demand for air travel and potentially having a material adverse effect on us.

Our results of operations fluctuate due to seasonality and other factors associated with the airline industry.

Due to greater demand for air travel during the summer months, revenue in the airline industry in the second and third quarters of the year is generally stronger than revenue in the first and fourth quarters of the year for most U.S. air carriers. Our results of operations generally reflect this seasonality, but also have been impacted by numerous other factors that are not necessarily seasonal, including excise and similar taxes, weather and air traffic control delays, as well as the other factors discussed above. As a result, our operating results for a quarterly period are not necessarily indicative of operating results for an entire year, and historical operating results are not necessarily indicative of future operating results.

USE OF PROCEEDS

We expect to receive approximately $161.5 million of net proceeds after deducting estimated offering expenses from this offering (assuming no exercise of the underwriter’s over-allotment option). We intend to use these net proceeds for general corporate purposes.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated June 19, 2008, between us and UBS Securities LLC, we have agreed to sell to the underwriter all of the shares of common stock offered by this prospectus.

The underwriting agreement provides that the underwriter is obligated to purchase all the shares of common stock in the offering if any are purchased, upon the satisfaction of the conditions contained in the underwriting agreement.

We have been advised that the underwriter intends to make a market in our Class B common stock. However, it is not obligated to do so and may discontinue making a market at any time without notice.

We have granted the underwriter an option to buy up to an aggregate of 1,650,000 additional shares of our common stock. The underwriter may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriter has 30 days from the date of this prospectus supplement to exercise this option.

Shares sold by the underwriter to the public are being offered at the offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriter to securities dealers may be sold at a discount of up to $0.03 per share from the public offering price. Sales of shares made outside of the United States may be made by affiliates of the underwriter.

If all the shares are not sold at the public offering price, the underwriter may change the public offering price and the other selling terms. Upon execution of the underwriting agreement, the underwriter will be obligated to purchase the shares at the prices and upon the terms stated therein and, as a result, will thereafter bear any risk associated with changing the offering price to the public or other selling terms. The underwriter has informed us that it does not expect discretionary sales to exceed 5% of the shares of our Class B common stock to be offered.

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriter assuming both no exercise and full exercise of the underwriter’s option to purchase up to an additional 1,650,000 shares.

	No exercise	Full exercise

Per share	$0.10	$0.10
Total	$1,100,000	$1,265,000

In connection with this offering, the underwriter or securities dealers may distribute prospectus supplements and the related prospectuses electronically.

Expenses associated with this offering, all of which are to be paid by us, are estimated to be approximately $200,000.

We and certain of our executive officers will enter into lock-up agreements with the underwriter. Under the agreements, we and certain of our executive officers may not, without the prior written approval of UBS Securities LLC, offer, sell, contract to sell or otherwise dispose of, directly or indirectly, our Class B common stock or securities convertible into or exchangeable for or exercisable for our Class B common stock, subject to certain exceptions. These restrictions will be in effect for a period of 45 days from the date of this prospectus supplement. At any time and without public notice, UBS Securities LLC may, in its sole discretion, release some or all of the securities from the lock-up agreement.

In connection with this offering, the underwriter may engage in activities that stabilize, maintain or otherwise affect the price of our Class B common stock, including:

•	stabilizing transactions;

•	short sales;

•	purchases to cover positions created by short sales; and

•	syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our Class B common stock while this offering is in progress. These transactions may also include making short sales of our Class B common stock, which involve the sale by the underwriter of a greater number of shares of Class B common stock than it is required to purchase in this offering. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriter’s over-allotment option referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The underwriter may close out any covered short position either by exercising its over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriter will consider, among other things, the price of shares available for purchase in the open market compared to the price at which it may purchase shares through the over-allotment option. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the Class B common stock in the open market that could adversely affect investors who purchased in this offering.

As a result of these activities, the price of our Class B common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriter at any time. The underwriter may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

From time to time in the ordinary course of business, UBS Securities LLC and its affiliates have engaged in and/or may in the future engage in commercial banking, derivatives and/or investment banking transactions with us and our subsidiaries and other affiliates for which they have received or will receive customary fees and compensation.

Under the underwriting agreement, we have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

LEGAL MATTERS

The validity of the common stock will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Cleary Gottlieb Steen & Hamilton LLP, New York, New York, will pass upon certain legal matters for the underwriter. Cleary Gottlieb Steen & Hamilton LLP has from time to time performed legal services for us unrelated to this offering.

PROSPECTUS

CONTINENTAL AIRLINES, INC.

Debt Securities, Common Stock,
Preferred Stock, Stock Purchase Contracts, Stock Purchase Units,
Depositary Shares, Warrants and Subscription Rights

Continental Airlines, Inc. may offer and sell the securities listed above from time to time in one or more classes or series and in amounts, at prices and on terms that we will determine at the time of the offering.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

We will provide specific terms of these securities and the manner in which we will sell them in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

Our common stock is listed for trading on the New York Stock Exchange under the symbol “CAL.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 10, 2006.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement as if we had authorized it. This prospectus and the accompanying prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate. This prospectus and the accompanying prospectus supplement are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. The information contained in this prospectus and the accompanying prospectus supplement is accurate as of the dates on their covers. When we deliver this prospectus or a supplement or make a sale pursuant to this prospectus, we are not implying that the information is current as of the date of the delivery or sale.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the “SEC”, utilizing a “shelf” registration process. Under this shelf registration process, we may offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer the securities, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain specific information about the terms of the offering and the securities being offered at that time. The prospectus supplement also may add, update or change information contained in this prospectus. In this prospectus, “Continental,” “we, “us,” our” and the “company” each refers to Continental Airlines, Inc., unless the context indicates otherwise.

To the extent information in this prospectus is inconsistent with information contained in a prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information,” and any additional information you may need to make your investment decision.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330.

The SEC also maintains an internet world wide web site that contains reports, proxy statements and other information about issuers, like us, who file reports electronically with the SEC. The address of that site is http://www.sec.gov. You may also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We have filed with the SEC a registration statement on Form S-3, which registers the securities that we may offer under this prospectus. The registration statement, including the exhibits and schedules thereto, contains additional relevant information about us and the securities offered.

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement delivered with this prospectus and the documents we incorporate by reference may contain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include any statements that predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “project,” “will be,” “will continue,” “will result,” or words or phrases of similar meaning.

Any such forward-looking statements are not assurances of future performance and involve risks and uncertainties. Actual results may vary materially from anticipated results for a number of reasons, including those stated in our SEC reports incorporated in this prospectus by reference or as stated in a prospectus supplement to this prospectus under the caption “Risk Factors”.

All forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements above.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by subsequent incorporated documents or by information that is included directly in this prospectus or any prospectus supplement.

This prospectus incorporates by reference the documents listed below that we previously have filed with the SEC and that are not delivered with this prospectus. They contain important information about us and our financial condition.

Filing	Date Filed

Annual Report on Form 10-K for the year ended December 31, 2005	February 28, 2006
Amendment No. 1 to Annual Report on Form 10-K/A for the year ended December 31, 2005	March 13, 2006
Current Report on Form 8-K	January 4, 2006
Current Report on Form 8-K	January 30, 2006
Current Report on Form 8-K	February 1, 2006
Current Report on Form 8-K	February 2, 2006
Current Report on Form 8-K	March 2, 2006
Current Report on Form 8-K	March 31, 2006
Current Report on Form 8-K	April 4, 2006
Description of our common stock contained in our Registration Statement on Form 8-A/A#3	February 6, 2001
Description and terms of the preferred share purchase rights associated with our outstanding common stock contained in our Registration Statement on Form 8-A/A	March 17, 2004

Our SEC file number is 1-10323.

We incorporate by reference additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act (excluding any information furnished under Items 2.02 or 7.01 in any Current Report on Form 8-K) between the date of this prospectus and the termination of the offering of securities under this prospectus. These documents include our periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as our proxy statements.

You may obtain any of these incorporated documents from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in such document. You may obtain documents incorporated by reference in this prospectus by requesting them from us in writing or by telephone at the following address:

Continental Airlines, Inc.
1600 Smith Street,
Dept. HQSEO
Houston, Texas 77002
Attention: Secretary
(713) 324-2950

CONTINENTAL AIRLINES, INC.

We are the world’s sixth largest airline (as measured by the number of scheduled miles flown by revenue passengers, known as revenue passenger miles, in 2005). Together with ExpressJet Airlines, Inc. (operating as Continental Express), a wholly-owned subsidiary of ExpressJet Holdings, Inc., from which we purchase seat capacity, and our wholly owned subsidiary, Continental Micronesia, Inc., each a Delaware corporation, we operate more than 2,500 daily departures. As of December 31, 2005, we flew to 132 domestic and 126 international destinations and offered additional connecting service through alliances with domestic and foreign carriers. We directly served 23 European cities, nine South American cities, Tel Aviv, Delhi, Hong Kong, Beijing and Tokyo as of December 31, 2005. In addition, we provide service to more destinations in Mexico and Central America than any other U.S. airline, serving 41 cities. Through our Guam hub,

Continental Micronesia provides extensive service in the western Pacific, including service to more Japanese cities than any other United States carrier.

We are a Delaware corporation, with executive offices located at 1600 Smith Street, Houston, Texas 77002. Our telephone number is (713) 324-2950.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the proceeds from the sale of the securities for general corporate purposes, which may include repayment of indebtedness and the funding of a portion of our pension liabilities, and our working capital requirements.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of our “earnings” to our “fixed charges” for the year 2003 was 1.14. For the years 2001, 2002, 2004 and 2005, “earnings” were inadequate to cover “fixed charges”, and the coverage deficiency was $161 million in 2001, $658 million in 2002, $490 million in 2004 and $102 million in 2005.

The ratio of earnings to fixed charges is based on continuing operations. For purposes of the ratio, “earnings” means the sum of:

•	our pre-tax income (loss) adjusted for undistributed income of companies in which we have a minority equity interest; and

•	our fixed charges, net of interest capitalized.

“Fixed charges” represent:

•	the interest expense we record on borrowed funds;

•	the amount we amortize for debt discount, premium and issuance expense and interest previously capitalized; and

•	that portion of rentals considered to be representative of the interest expense.

DESCRIPTION OF DEBT SECURITIES

The following description sets forth certain general terms and provisions of our debt securities, consisting of notes, debentures or other evidences of indebtedness, that we may offer by this prospectus. We will describe the particular terms of debt securities, and provisions that vary from those described below, in one or more prospectus supplements.

We may issue the debt securities offered under this prospectus and related prospectus supplements in registered or bearer form. The debt securities we offer pursuant to this prospectus will be unsecured obligations unless otherwise specified in the applicable prospectus supplement. We may issue the debt securities as unsubordinated or senior debt securities, or as subordinated debt securities. The senior debt securities will rank equally in right of payment with all our current and future unsubordinated indebtedness, and the subordinated debt securities will be subordinated in right of payment to all our senior indebtedness, as described below under “— Subordination of Subordinated Debt Securities.”

As required by U.S. law, debt securities are governed by a document called an “indenture.” The indenture is a contract between us and an entity named in this prospectus or a prospectus supplement which acts as trustee. The trustee has two main roles:

•	the trustee can enforce your rights, including rights you have against us if we default; and

•	the trustee performs administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell and sending you notices.

Senior debt securities will be issued under a senior debt indenture entered into between us and J.P. Morgan Trust Company, National Association (as successor in interest to Bank One, N.A.), as trustee, dated as of July 15, 1997. Subordinated debt securities will be issued under a subordinated debt indenture between us and a trustee we name when the subordinated debt securities are issued. The senior debt indenture and the subordinated debt indenture are sometimes collectively referred to in this prospectus as the “indentures.” We have filed the senior indenture and a form of the subordinated indenture as exhibits to this registration statement of which this prospectus is a part.

The following description is a summary of selected provisions relating to the debt securities and the indentures. The summary is not complete. You should not rely on this summary, because the indentures define your rights as a holder of the debt securities.

General

The indentures do not limit the total principal amount of debt securities that may be issued and provide that debt securities may be issued from time to time in one or more series. We will set forth in a prospectus supplement a description of the series of debt securities being offered, including some or all of the following:

•	the title of such debt securities;

•	any limit upon the aggregate principal amount of such debt securities;

•	the date or dates on which principal will be payable or how to determine such dates;

•	the rate or rates of interest or the method of determination of interest rate; the date from which interest will accrue or the method by which such date may be determined; the dates on which interest will be payable (“Interest Payment Dates”); and any record dates for the interest payable on such Interest Payment Dates;

•	any obligation or option we may have to redeem, purchase or repay debt securities, or any option of the holder to require us to redeem or repurchase debt securities, and the terms and conditions upon which such debt securities will be redeemed, purchased or repaid;

•	any rights of the holders of the debt securities to convert the debt securities into other securities or property and the terms and conditions governing such conversion or exchange;

•	the denominations in which such debt securities will be issuable (if other than denominations of $1,000 and any integral multiple thereof for registered securities or if other than denominations of $5,000 for bearer securities);

•	whether such debt securities are to be issued in whole or in part in the form of one or more global debt securities and, if so, the identity of the depositary for such global debt securities;

•	the currency and denominations of the debt securities;

•	the principal amount of the debt securities payable upon declaration of the acceleration of the maturity of the debt securities, if other than 100% of the principal amount;

•	the person to whom any interest on any debt security will be payable, if other than the person in whose name the debt security is registered on the applicable record date;

•	any addition to, or modification or deletion of, any event of default or any covenant with respect to the debt securities;

•	the application, if any, of defeasance or covenant defeasance discussed below;

•	any provisions relating to the registration and exchange of the debt securities; and

•	any other terms of the series of debt securities.

The holders of our debt securities (whether senior or subordinated debt securities) will be effectively subordinated to the creditors of our subsidiaries because such creditors will have a direct claim against any assets of such subsidiaries upon their liquidation or reorganization. By contrast, as a holder of our debt securities (whether senior or subordinated debt securities), you will have only an indirect claim against the assets of our subsidiaries that derives through our ownership of the capital stock of our subsidiaries. Consequently, as a holder of debt securities, your right to participate in those assets will be effectively subordinated to the claims of that subsidiary’s creditors (including trade creditors). In addition, the holders of our debt securities (whether senior or subordinated debt securities) will be effectively subordinated to the holders of our secured debt to the extent of the collateral securing such debt.

Except as may be set forth in a prospectus supplement, the indentures also do not limit the aggregate amount of unsecured indebtedness that we or our subsidiaries may incur.

Unless we indicate differently in a prospectus supplement, the debt securities will not be listed on any securities exchange and will be issued in fully registered form without coupons. If debt securities are issued in bearer form, we will set forth the special restrictions and considerations applicable to such debt securities in a prospectus supplement. Bearer debt securities will be transferable by delivery of the security by the transferring holder to the new holder, and the transfer will not be registered or recorded by the trustee or us.

We may sell the debt securities for an amount less than their stated principal amount, bearing no interest or bearing a below market rate of interest. We will provide you with information on the federal income tax consequences and other special considerations applicable to any of these debt securities in a prospectus supplement.

If the purchase price of any debt securities is payable in one or more foreign currencies or currency units or if any debt securities are denominated in one or more foreign currencies or currency units or if the principal of, premium and/or interest, if any, on any debt securities is payable in one or more foreign currencies or currency units, the restrictions, elections, federal income tax considerations, specific terms and other information with respect to the debt securities and such foreign currency or currency units will be set forth in a prospectus supplement.

Denominations, Payment, Registration, Transfer and Exchange

We will issue registered debt securities in denominations of $1,000 and multiples of $1,000, and we will issue bearer debt securities in $5,000 denominations or, in each case, in such other denominations and currencies established by the terms of the debt securities of any particular series. Unless we provide otherwise in a prospectus supplement, we will make payments in respect of the debt securities, subject to any applicable laws and regulations, in the designated currency and at the office or agency as we may designate from time to time. At our option, however, we may make interest payments on debt securities in registered form:

•	by checks mailed by the trustee to the holders of the debt securities entitled to payment at their registered addresses; or

•	by wire transfer to an account maintained by the person entitled to payment as specified in the register of the debt securities maintained by the trustee.

We will pay installments of interest on debt securities:

•	in registered form to the person in whose name the debt security is registered at the close of business on the regular record date for such interest, unless otherwise provided in a prospectus supplement; or

•	in bearer form at such paying agencies outside the United States as we may appoint from time to time, in the currency and in the manner designated in a prospectus supplement, subject to any applicable laws and regulations.

The paying agents outside the United States, if any, whom we initially appoint for a series of debt securities will be named in a prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agents, provided that, in the case of:

•	registered debt securities, we will be required to maintain at least one paying agent in each place of payment for any series; and

•	bearer debt securities, we will be required to maintain a paying agent in a place of payment outside the United States where debt securities of any series and any related coupons may be presented and surrendered for payment.

We will have the right to require a holder of any debt security, in connection with the payment of the principal of, premium and/or interest, if any, on any debt security, to certify certain information to us for tax purposes. In the absence of such certification, we will be entitled to rely on any legal presumption to enable us to determine our duties and liabilities, if any, to deduct or withhold taxes, assessments or governmental charges from such payment.

Unless we provide otherwise in a prospectus supplement, you may transfer debt securities in registered form at the agency we designate from time to time. You will not be required to pay a service charge to transfer or exchange the debt securities, but you may be required to pay for any tax or other governmental charge imposed in connection with the transfer or exchange.

If we redeem the debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange debt securities of that series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on (A) the day of mailing of the relevant notice of redemption, if debt securities of the series are issuable only as registered debt securities, and (B) the day of the first publication of the relevant notice of redemption, if debt securities of the series are issuable as bearer debt securities, or the mailing of the relevant notice of redemption, if debt securities of the series are also issuable as registered debt securities and there is no publication;

•	register the transfer of or exchange any registered debt securities called for redemption, except the unredeemed portion of any registered security being redeemed in part; or

•	exchange any bearer security called for redemption, except to exchange such bearer security for a registered security of that series and like tenor which is simultaneously surrendered for redemption.

Subordination of Subordinated Debt Securities

Unless otherwise indicated in the applicable prospectus supplement, the following provisions will apply to the subordinated debt securities.

The payment of the principal of, premium, and/or interest, if any, on, and the redemption or repurchase of, the subordinated debt securities and coupons will be subordinated and junior in right of payment, as set forth in the subordinated indenture, to the prior payment in full of all our “senior indebtedness” (as defined below). Generally, the subordinated debt securities will rank equally in right of payment with all of our existing and future subordinated indebtedness other than any future subordinated indebtedness or other subordinated obligations which we specify will rank junior to the subordinated debt securities. Notwithstanding the preceding, payment from the money or the proceeds of U.S. government obligations held in any defeasance trust described under “— Defeasance; Satisfaction and Discharge” below is not subordinate to any senior indebtedness or subject to the restrictions described herein.

Senior indebtedness consists of the following types of obligations, in each case subject to the exceptions enumerated below:

•	the principal of, premium, if any, interest, if any, and other amounts in respect of (A) our indebtedness for money borrowed and (B) our indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by us, in each case that is not, by its terms, subordinated to other indebtedness;

•	all of our capital lease obligations;

•	all of our obligations issued or assumed as the deferred purchase price of property;

•	all of our conditional sale obligations;

•	all of our obligations under any title retention agreement (excluding trade accounts payable arising in the ordinary course of business);

•	all of our obligations for the reimbursement on any letter of credit, bankers acceptance, security purchase facility or similar credit transaction;

•	all obligations (of the type referred to in the first six bullet points above) of other persons for which we are responsible or liable as obligor, guarantor or otherwise; and

•	all obligations (of the type referred to in the first six bullet points above) of other persons secured by any lien on any of our properties or assets (whether or not such obligation is assumed by us).

Except as set forth in the applicable prospectus supplement, senior indebtedness will not include the following:

•	indebtedness that is subordinated to or pari passu with the subordinated debt securities;

•	indebtedness between or among us and our affiliates that ranks pari passu with, or junior to the subordinated debt securities;

•	our $100 million of Floating Rate Secured Subordinated Notes due December 2007;

•	our guarantee of certain payments under the 6% Convertible Preferred Securities, Term Income Deferrable Equity Securities (TIDES) of Continental Airlines Finance Trust II; and

•	our 6% Convertible Junior Subordinated Debentures due 2030.

The senior indebtedness will continue to be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of the senior indebtedness. Except as set forth in the applicable prospectus supplement, the payment of the principal of, premium, if any, and interest, if any, on the subordinated debt securities and coupons will rank senior in right of payment to our guarantee of certain payments under the 6% Convertible Preferred Securities, Term Income Deferrable Equity Securities (TIDES) of Continental Airlines Finance Trust II and our 6% Convertible Junior Subordinated Debentures due 2030.

No payment on account of principal of, premium, if any, or interest on, or redemption or repurchase of, the subordinated debt securities or any coupon or any deposit pursuant to the provisions described under “— Defeasance; Satisfaction and Discharge” below may be made by us if there is a default in the payment of principal, premium, if any, sinking funds or interest (including a default under any repurchase or redemption obligation) or other amounts with respect to any senior indebtedness. Similarly, no payment may be made if any other event of default with respect to any senior indebtedness, permitting the holders of senior indebtedness to accelerate the maturity thereof, has occurred and has not been cured, waived or ceased to exist after written notice to us and the trustee by any holder of senior indebtedness. Upon any acceleration of the principal due on the subordinated debt securities or payment or distribution of our assets to creditors upon any dissolution, winding up, liquidation or reorganization, all principal, premium, if any, sinking funds and interest or other amounts due on all senior indebtedness must be paid in full before the holders of the subordinated debt securities are entitled to receive any payment. Because of such subordination, if we become insolvent, our creditors who are holders of senior indebtedness may recover more, ratably, than the holders of the subordinated debt securities. Furthermore, such subordination may result in a reduction or elimination of payments to the holders of the subordinated debt securities.

The subordinated indenture does not limit our ability to incur senior indebtedness or any other indebtedness.

Global Debt Securities

The debt securities of a series may be issued in whole or in part in global form that will be deposited with a depositary or with a nominee for the depositary identified in a prospectus supplement. In such case, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the total principal amount of outstanding debt securities of the series to be represented by such registered global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive form, a registered global security may not be registered for transfer or exchange except as a whole by the depositary, the depositary’s nominee or their respective successors as described in the applicable prospectus supplement.

The specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a registered global security will be described in a prospectus supplement. We expect that the following provisions will apply to depositary arrangements.

Upon the issuance of any registered global security, and the deposit of such security with or on behalf of the appropriate depositary, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such registered global security to the accounts of institutions or participants that have accounts with the depositary or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if we offer and sell such debt securities directly.

Ownership of beneficial interests in a registered global security will be limited to participants of the depositary (which are usually large investment banks, retail brokerage firms, banks and other large financial institutions) and persons that hold interests through participants. Ownership of beneficial interests by participants in a registered global security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary for that security or its nominee. Ownership of beneficial interests in a registered global security by persons who hold through participants will be shown on, and the transfer of those ownership interests within that participant will be effected only through, records maintained by that participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in certificated form. The preceding limitations and such laws may impair the ability to transfer beneficial interests in registered global securities.

So long as the depositary for a registered global security, or its nominee, is the registered owner of a registered global security, that depositary or nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by that registered global security. Unless otherwise specified in a prospectus supplement and except as specified below, owners of beneficial interests in a registered global security will not:

•	be entitled to have the debt securities of the series represented by the registered global security registered in their names;

•	receive or be entitled to receive physical delivery of the debt securities of such series in certificated form; or

•	be considered the holders of the debt securities for any purposes under the indentures.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indentures.

The depositary may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the indentures. Unless otherwise specified in a prospectus supplement, payments with respect to principal, premium and/or interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to such depositary or its nominee, as the case may be, as the registered owner of such registered global security.

We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payment of principal, premium or interest, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the registered global security as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing instructions and customary practices in the securities industry, as is now the case with the securities held for the accounts of customers registered in “street names,” and will be the responsibility of such participants. Neither we nor the trustee or any agent of ours will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a registered global security, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Unless otherwise specified in a prospectus supplement, if the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue debt securities in certificated form in exchange for the registered global security. In addition, the indentures provide that we may at any time and in our sole discretion determine not to have any of the debt securities of a series represented by one or more registered global securities and, in such event, will issue debt securities of such series in certificated form in exchange for all of the registered global securities representing such debt securities. Further, if we so specify with respect to the debt securities of a series, an owner of a beneficial interest in a registered global security representing such series of debt securities may receive, on terms acceptable to us and the depositary for such registered global security, debt securities of such series in certificated form registered in the name of such beneficial owner or its designee.

Consolidation, Merger and Conveyance of Assets as an Entirety

Each indenture provides that we will not merge or consolidate with or into any other entity or sell, convey, transfer, lease or otherwise dispose of all or substantially all our assets unless:

•	in the case of a merger or consolidation, we are the surviving corporation or the entity formed by such consolidation or into which we are merged or consolidated or the entity which acquires or which leases all or substantially all our assets is a corporation organized and existing under the laws of the United States of America or any state thereof or the District of Columbia, and expressly assumes, by supplemental indenture, all our obligations under the debt securities, any related coupons and under the indenture;

•	immediately after giving effect to such transactions, no Default or Event of Default shall have occurred and be continuing; and

•	certain other conditions are met.

If a successor corporation assumes our obligations, the successor will succeed to and be substituted for us under the indentures, the debt securities and any related coupons. Consequently, all of our obligations will terminate, except in the case of a lease. If any such permitted consolidation, merger, sale, conveyance, disposition or other change of control transaction occurs, the holders of the debt securities will not have the right to require redemption of their securities or similar rights unless otherwise provided in a prospectus supplement.

Events of Default

An “Event of Default” occurs with respect to debt securities of any series if any of the following occurs:

•	we fail to pay any interest on any debt securities of that series or any related coupon or any other amount applicable to such series as specified in the applicable prospectus supplement within 30 days of the due date;

•	we fail to pay principal or premium on any debt securities of that series on its due date;

•	we fail to deposit any sinking fund payment when and as due by the terms of the debt securities of that series;

•	we default for 60 days after notice to us by the trustee for such series, or by the holders of 25% in aggregate principal amount of the debt securities of such series then outstanding, in the performance of any other agreement applicable to the debt securities of that series; and

•	certain events in bankruptcy, insolvency or reorganization occur; or

•	any other Event of Default specified in the prospectus supplement applicable to such series occurs.

An Event of Default with respect to a particular series of debt securities will not necessarily be an Event of Default with respect to any other series of debt securities.

The indentures provide that, if an Event of Default occurs with respect to the debt securities of any series and is continuing, the trustee for the series or the holders of 25% in aggregate principal amount of all of the outstanding debt securities of that series, by written notice to us (and to the trustee for such series, if notice is given by the holders of debt securities), may declare the principal (or, if the debt securities of that series are original issue discount debt securities or indexed debt securities, such portion of the principal amount specified in the prospectus supplement) of all the debt securities of that series to be due and payable.

The indentures provide that the trustee for any series of debt securities will give to the holders of the debt securities of that series notice of all uncured Defaults (as defined below) within 90 days after the occurrence of a Default. However, such notice will not be given until 60 days after the occurrence of a Default with respect to the debt securities of that series involving a failure to perform a covenant other than the obligation to pay principal, premium, and/or interest, if any, or make a mandatory sinking fund payment. Further, except in the case of default in payment on the debt securities of that series, the trustee may withhold the notice if and so long as a committee comprised of certain officers of the trustee determines in good faith that withholding such notice is in the interests of the holders of the debt securities of that series. “Default” means any event which is, or, after notice or passage of time or both, would be, an Event of Default.

Under the indentures, the trustee is under no obligation to exercise any of its rights or powers at the request of any of the holders, unless such holders have offered to the trustee reasonable indemnity. Subject to such provision for indemnification, the indentures provide that the holders of not less than a majority in aggregate principal amount of the debt securities of each series affected with each series voting as a class, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee for such series, or exercising any trust or power conferred on such trustee. We are required to file annually with the trustee a certificate as to our compliance with all conditions and covenants under indentures.

By notice to the trustee, the holders of not less than a majority in total principal amount of any series of debt securities may waive any past Default or Event of Default with respect to that series and its consequences, except a Default or an Event of Default based on the payment of the principal of, premium, if any, or interest, if any, on any debt security of a series and certain other defaults. Further, such majority holders may rescind and annul a declaration of acceleration with respect to that series (unless a judgment or decree based on such acceleration has been obtained by the trustee), if all existing Defaults and Events of Default with respect to that series (other than the non-payment of the principal of that series that has become due solely by the declaration of acceleration) have been cured or waived.

Modification of Indenture

Without Holder Consent.  Without the consent of any holders of debt securities, we and the trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the succession of another entity to our company and the assumption of our covenants by the successor; or

•	to add one or more covenants for the benefit of the holders of all or any series of debt securities, or to surrender any right or power conferred upon us; or

•	to add any additional Events of Default for all or any series of debt securities; or

•	to add or change any provisions to such extent as necessary to facilitate the issuance of debt securities in bearer or in global form; or

•	to provide security for the debt securities of any series; or

•	to establish the form or terms of debt securities of any series; or

•	to evidence and provide for the acceptance of appointment of a separate or successor trustee; or

•	to add to, change or eliminate any provision affecting debt securities not yet issued; or

•	to cure any ambiguity, to correct any mistake or inconsistency or to facilitate the defeasance or discharge of any series of debt securities or make any other changes that do not adversely affect the interests of the holders of debt securities of any series in any material respect.

With Holder Consent.  Except as provided above, the consent of the holders of a majority in aggregate principal amount of the debt securities of each series affected by such supplemental indenture is generally required for the purpose of adding to, or changing or eliminating any of the provisions of, the indentures or debt securities pursuant to a supplemental indenture. However, no amendment may, without the consent of the holder of each outstanding debt security directly affected thereby,

•	change the stated maturity of the principal or interest on any debt security, or reduce the principal amount, interest rate or premium payable with respect to any debt security or change the currency in which any debt security is payable, or impair the right to bring suit to enforce any such payment; or

•	reduce principal payable upon acceleration of the maturity of an original issue discount debt security; or

•	reduce the percentages of holders whose consent is required to amend the indentures or to waive compliance with certain provisions of the indentures or certain defaults; or

•	change our obligation to maintain an office or agency in the places and for the purposes specified in the indentures; or

•	modify any of the preceding provisions.

A supplemental indenture which changes or eliminates any provision of the indenture expressly included solely for the benefit of holders of debt securities of one or more particular series of debt securities will be deemed not to affect the rights under the indenture of the holders of debt securities of any other series.

Defeasance; Satisfaction and Discharge

If indicated in the applicable prospectus supplement, we will have two options to discharge our obligations under a series of debt securities before their stated maturity date. We may elect either:

•	to defease and be discharged from any and all obligations with respect to the debt securities of or within any series (except as described below) (“defeasance”); or

•	to be released from our obligations with respect to certain covenants applicable to the debt securities of or within any series (“covenant defeasance”).

To elect either option, we must deposit with the trustee for such series an amount of money and/or government obligations sufficient to pay the principal of, premium and/or interest, if any, on such debt securities to stated maturity or redemption, as the case may be, and any mandatory sinking fund payments.

Upon the occurrence of a defeasance, we will be deemed to have paid and discharged the entire indebtedness represented by the debt securities of or within any series and any related coupons and to have satisfied all of our other obligations with respect to such debt securities and coupons, except for:

•	the rights of holders of the debt securities to receive, solely from the trust funds deposited to defease such debt securities, payments in respect of the principal of, premium, and/or interest, if any, on the debt securities or any related coupons when such payments are due; and

•	certain other obligations as provided in the indentures.

Upon the occurrence of a covenant defeasance, we will:

•	be released only from our obligations to comply with certain covenants contained in the indentures;

•	continue to be obligated in all other respects under the defeased debt securities; and

•	continue to be contingently liable with respect to the payment of principal, premium and/or interest, if any, with respect to the defeased debt securities.

Unless otherwise specified in the applicable prospectus supplement and except as described below, the conditions to both defeasance and covenant defeasance are as follows:

•	the defeasance or covenant defeasance must not result in a breach or violation of, or constitute a Default or Event of Default under, the applicable indenture;

•	certain bankruptcy related Defaults or Events of Default must not have occurred and be continuing during the period commencing on the date of the deposit of the trust funds to defease the debt securities and ending on the 91st day after such date;

•	we must deliver to the trustee an opinion of counsel to the effect that the holders of the defeased debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at all the same times as would have been the case if the defeasance or covenant defeasance had not occurred; and

•	any additional conditions to the defeasance or covenant defeasance which may be imposed on us pursuant to the applicable indenture.

A nationally recognized firm of independent public accountants must deliver a written certification to the trustee as to the sufficiency of the trust funds deposited for the defeasance or covenant defeasance of the debt securities. As holders of the debt securities, you will not have any recourse against such firm. If government obligations deposited with the trustee for the defeasance of the debt securities decrease in value or default subsequent to their being deposited, we will have no further obligation, and you will have no additional recourse against us, as a result of such decrease in value or default.

We may exercise our defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our defeasance option, payment of the debt securities may not be accelerated because of an Event of Default. If we exercise our covenant defeasance option, payment of the debt securities may not be accelerated by reason of an Event of Default with respect to the covenants to which such covenant defeasance is applicable. However, if such acceleration were to occur, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest, if any, then due on the defeased debt securities, because the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.

A prospectus supplement may further describe the provisions, if any, applicable to defeasance or covenant defeasance with respect to debt securities of or within a particular series.

In addition, we may satisfy and discharge either indenture with respect to any series of debt securities and as a result we will be relieved of our obligations with respect to the debt securities of that series, other than our obligations with respect to registration of transfer and exchange of such debt securities and the replacement of lost, stolen or mutilated debt securities, provided that either:

(1) we deliver all debt securities of that series previously authenticated and delivered and any related coupons (other than (a) coupons pertaining to certain bearer securities, (b) debt securities and coupons that have been replaced as destroyed, lost or stolen and (c) debt securities and coupons for which payment amounts have been deposited in trust and after two years repaid to us) to the trustee for cancellation; or

(2) all such debt securities and any related coupons not so delivered for cancellation have either become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee and, in the case of this clause (2), we have deposited with the trustee in trust an amount of the currency in which that series is payable sufficient to pay the entire indebtedness on such debt securities and coupons, including interest to the date of deposit (in the case of debt securities that have become due and payable) or to their stated maturity or applicable redemption date.

The Trustee

The trustee under the senior debt indenture is J. P. Morgan Trust Company, National Association (as successor in interest to Bank One, N.A.). The trustee under the subordinated debt indenture will be named when the subordinated debt securities are issued. If more than one series of debt securities is outstanding under an indenture, a trustee may serve as trustee with respect to the debt securities of one or more of such series. If more than one series of debt securities is outstanding under an indenture, the holders of a majority in total principal amount of each such series at any time outstanding may remove the trustee with respect to such series (but not as to any other series) by notifying the trustee and us and may appoint a successor trustee for such series with our consent.

Each indenture contains certain limitations on the right of the trustee, should it become a creditor of ours, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in certain other transactions; however, if after an Event of Default has occurred and is continuing, the trustee acquires any conflicting interest (as specified in the Trust Indenture Act of 1939) it must eliminate such conflict or resign.

Governing Law

The indentures and the debt securities will be governed by the laws of the State of New York.

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

Our authorized capital stock currently consists of 200 million shares of Class B common stock, which we refer to as the common stock, and 10 million shares of preferred stock. As of March 31, 2006, we had outstanding 87,214,617 shares of Class B common stock and one share of Series B preferred stock.

This section contains a description of our common stock and preferred stock that we may offer by this prospectus as well as the terms of our Series B preferred stock which may affect our common stock and preferred stock that we may offer by this prospectus. The following discussion is not meant to be complete and is qualified by reference to our certificate of incorporation, bylaws and the rights agreement that we describe in this section. For more information, you should read “Where You Can Find More Information.”

Description of Common Stock

Rights to Dividends and on Liquidation, Dissolution or Winding Up.  Common stockholders participate ratably in any dividends or distributions on the common stock. In the event of any liquidation, dissolution or winding up of our company, common stockholders are entitled to share ratably in our assets available for distribution to the stockholders, subject to the prior rights of holders of any outstanding preferred stock.

Preemptive and Other Subscription Rights.  Common stockholders do not have preemptive, subscription, conversion or redemption rights, and are not subject to further capital calls or assessments.

No Cumulative Voting Rights.  Common stockholders do not have the right to cumulate their votes in the election of directors.

Voting.  Holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, except that voting rights of non-U.S. citizens are limited as described under “— Limitation on Voting by Foreign Owners.”

Description of Preferred Stock

The following summary describes certain general terms of our authorized preferred stock.

We may issue preferred stock from time to time in one or more series. Subject to the provisions of our certificate of incorporation and limitations prescribed by law, our board of directors may adopt resolutions to issue the shares of preferred stock in one or more series, to fix the number of shares of the series and to establish the designations, powers, preferences and relative, participating, optional or other special rights of the preferred stock. Our board of directors may also fix the qualifications, limitations or restrictions, if any, of the preferred stock, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption rights and prices, conversion or exchange rights and liquidation preferences of the shares of the series, in each case without any further action or vote by our stockholders.

If we offer preferred stock, a description will be filed with the SEC and the specific terms of the preferred stock will be described in the prospectus supplement, including the following terms:

•	the series, the number of shares offered and the liquidation value of the preferred stock;

•	the price at which the preferred stock will be issued;

•	the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

•	the voting rights of the preferred stock;

•	the liquidation preference of the preferred stock;

•	whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

•	whether the preferred stock is convertible into or exchangeable for any other securities, and the terms of any such conversion or exchange; and

•	any additional rights, preferences, qualifications and limitations of the preferred stock.

Limitation on Voting by Foreign Owners

Our certificate of incorporation provides that shares of capital stock may not be voted by or at the direction of persons who are not citizens of the United States unless the shares are registered on a separate stock record. Applicable restrictions currently require that no more than 25% of our voting stock be owned or controlled, directly or indirectly, by persons who are not U.S. citizens, and that our president and at least two-thirds of our directors or other managing officers be U.S. citizens. For purposes of the certificate of incorporation, “U.S. citizen” means:

•	an individual who is a citizen of the United States; or

•	a partnership each of whose partners is an individual who is a citizen of the United States, or a corporation or association organized under the laws of the United States or a state, the District of Columbia, or a territory or possession of the United States, of which the president and at least two-thirds of the board of directors and other managing officers are citizens of the United States, and in which at least 75% of the voting interest is owned or controlled by persons that are citizens of the United States.

Our bylaws provide that no shares will be registered on the foreign stock record if the amount so registered would exceed the restrictions described above or adversely affect our operating certificates or authorities. Registration on the foreign stock record is made in chronological order based on the date we receive a written request for registration.

Preferred Stock Purchase Rights

General.  One preferred stock purchase right is currently associated with each outstanding share of our common stock. Each of these preferred stock purchase rights entitles the registered holder to purchase from us one one-thousandth of a share of our Series A junior participating preferred stock at a purchase price of $200 per one one-thousandth of a share, subject to adjustment.

The preferred stock purchase rights will have anti-takeover effects. The preferred stock purchase rights could cause substantial dilution to a person or group that attempts to acquire us and effect a change in the composition of our board of directors on terms not approved by our board of directors, including by means of a tender offer at a premium to the market price. Subject to restrictions and limitations contained in our charter, the preferred stock purchase rights should not interfere with any merger or business combination approved by our board of directors, because we may redeem the preferred stock purchase rights at the redemption price prior to the time that a person has become an acquiring person or amend the preferred stock purchase rights to make them inapplicable to the approved transaction.

The following summary of the material terms of the preferred stock purchase rights is not meant to be complete and is qualified by reference to the rights agreement that governs the issuance of the rights. See “Where You Can Find More Information.”

Evidence and Transferability of Preferred Stock Purchase Rights.  The preferred stock purchase rights will be evidenced by the certificates representing shares of common stock until the earlier to occur of:

•	10 days following a public announcement or public disclosure of facts made by us or an acquiring person that a person or group of affiliated or associated persons has become an acquiring person, which occurs, generally, when that person or group has acquired beneficial ownership of common stock representing 15% or more of the total number of votes entitled to be cast by the holders of common stock then outstanding; and

•	10 business days, or a later date established by our board of directors before the time any person or group becomes an acquiring person, following the commencement of, or the first public announcement of an intention of any person or group to make, a tender offer or exchange offer that, if completed, would result in the beneficial ownership by a person or group of shares of common stock representing 15% or more of such number of votes.

Until the rights distribution date or the earlier redemption or expiration of the preferred stock purchase rights:

•	the preferred stock purchase rights will be transferred only with the transfer of shares of common stock;

•	certificates representing shares of common stock which become outstanding after the record date for the initial distribution of the rights, will contain a notation incorporating the terms of the preferred stock purchase rights by reference; and

•	the surrender for transfer of any certificate representing shares of common stock will also constitute the transfer of the preferred stock purchase rights associated with the shares of common stock represented by that certificate.

As soon as practicable following the rights distribution date, separate certificates evidencing the preferred stock purchase rights will be mailed to holders of record of the shares of common stock as of the close of business on the rights distribution date and those separate preferred stock purchase rights certificates alone will evidence the rights.

Exempt Persons.  We and certain persons affiliated with us are exempt from the definition of acquiring person. An exception to the definition of acquiring person in the rights agreement permits an institutional investor to be or become the beneficial owner of our common stock representing 15% or more of the voting power of the common stock then outstanding, subject to certain limitations described below, without becoming an acquiring person, as long as the institutional investor continues to be an institutional investor. Generally, an institutional investor is a person who, as of January 31, 2000:

•	beneficially owned more than 14% of the voting power of our common stock then outstanding;

•	had a Schedule 13G on file with the SEC with respect to its holdings;

•	is principally engaged in the business of managing investment funds for unaffiliated securities investors;

•	acquires the common stock pursuant to trading activities undertaken in the ordinary course of such person’s business not with the purpose or effect of exercising or influencing control over us; and

•	is not obligated to and does not file a Schedule 13D with respect to our securities.

If our board of directors determines that a person is no longer an institutional investor, then this person will be required to divest itself as promptly as practicable of a sufficient number of shares of common stock so that this person beneficially owns less than 15% of the voting power of our common stock then outstanding.

If our board of directors determines that this person does not divest itself of common shares as required, then this person will be or become an acquiring person under the rights agreement.

Exercisability of Rights.  The preferred stock purchase rights are not exercisable until the preferred stock purchase rights distribution date. The preferred stock purchase rights will expire on November 20, 2008, unless the expiration date is extended or unless the preferred stock purchase rights are earlier redeemed or exchanged by us, in each case, as described below.

If any person becomes an acquiring person, each holder of a preferred stock purchase right (other than preferred stock purchase rights beneficially owned by the acquiring person, which will be void) will, after the date that any person became an acquiring person, have the right to receive, upon exercise of those preferred stock purchase rights at the then current exercise price, that number of shares of common stock, or cash or other securities or assets in certain circumstances, having a market value of two times the exercise price of the preferred stock purchase right. If, at any time on or after the date that any person has become an acquiring person, we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold, each holder of a preferred stock purchase right will, after the date of that transaction, have the right to receive, upon the exercise of those preferred stock purchase rights at the then current exercise price of the preferred stock purchase right, that number of shares of common stock of the acquiring company which at the time of that transaction will have a market value of two times the exercise price of the preferred stock purchase right.

The purchase price payable, and the number of shares of junior preferred stock or other securities or property issuable, upon exercise of the preferred stock purchase rights are subject to adjustment from time to time to prevent dilution in some circumstances.

Until a preferred stock purchase right is exercised, the holder of a preferred stock purchase right will have no rights as a stockholder of our company, including the right to vote or to receive dividends.

From and after the occurrence of an event described in Section 11(a)(ii) of the rights agreement, if rights are or were, at any time on or after the earlier of (1) the date of such event and (2) the distribution date, acquired or beneficially owned by an acquiring person or an associate or affiliate of an acquiring person, such rights shall become void, and any holder of such rights shall thereafter have no right to exercise such rights.

Terms of Junior Preferred Stock.  Shares of junior preferred stock, which may be purchased upon exercise of the preferred stock purchase rights, will not be redeemable. Each share of junior preferred stock will be entitled to receive when, as and if declared by the board of directors, out of funds legally available for the purpose, an amount per share equal to 1,000 times the cash or non-cash dividend declared per share of common stock. In the event of liquidation, the holders of the junior preferred stock will be entitled to receive an aggregate payment equal to 1,000 times the payment made per share of common stock. Each share of junior preferred stock will have 1,000 votes, together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which the common stock is exchanged, each share of junior preferred stock will be entitled to receive an amount equal to 1,000 times the amount received per share of common stock. The rights are protected by customary antidilution provisions.

Exchange or Redemption.  At any time after any person becomes an acquiring person, and prior to the acquisition by any person or group of a majority of the voting power, our board of directors may exchange the rights (other than rights owned by such acquiring person which have become void), in whole or in part, at an exchange ratio of one share of common stock per right (subject to adjustment). We may, at our option, substitute preferred shares or common stock equivalents for common stock, at the rate of one one-thousandth of a preferred share for each share of common stock (subject to adjustment). No fractional share of common stock will be issued and in lieu thereof, an adjustment in cash will be made based on the market price of the share of common stock on the last trading day prior to the date of exchange.

At any time prior to any person becoming an acquiring person, our board of directors, by the required board vote, may redeem the rights in whole, but not in part, at a redemption price of $.001 per right. The redemption of the rights may be made effective at the time, on any basis and subject to the conditions which our board of directors may establish. Immediately upon any redemption of the rights (or upon a later date specified by our board of directors in the resolution approving a redemption), the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price. The redemption of the rights may be subject to certain restrictions and limitations contained in our charter.

Our board of directors, by the required board vote, may amend the terms of the rights without the consent of the holders of the rights, except that from the time any person becomes an acquiring person, no amendment may adversely affect the interests of the holders of the rights (other than the acquiring person and its affiliates and associates). The right of our board of directors to amend the rights agreement may be subject to certain restrictions and limitations contained in our charter.

Series B Preferred Stock

We have one outstanding share of Series B preferred stock, which is owned by Northwest Airlines, Inc. Set forth below is a description of some of the material provisions of the Series B preferred stock.

Ranking.  The Series B preferred stock ranks junior to all classes of our capital stock other than our common stock upon liquidation, dissolution or winding up of our company.

Dividends.  No dividends are payable on our Series B preferred stock.

Voting Rights.  The holder of the Series B preferred stock has the right to block certain actions we may seek to take, including:

•	certain business combinations and similar changes of control transactions involving us and a third party major air carrier;

•	certain amendments to our rights plan (or redemption of those rights);

•	any dividend or distribution of all or substantially all of our assets; and

•	certain reorganizations and restructuring transactions involving us.

Redemption.  The Series B preferred stock is redeemable by us at a nominal price under the following circumstances:

•	Northwest Airlines, Inc. transfers or encumbers the Series B preferred stock;

•	there is a change of control of Northwest Airlines Corporation or Northwest Airlines, Inc. (or certain related entities that own a majority of the airline assets of Northwest Airlines Corporation or Northwest Airlines, Inc.) involving a third party major air carrier;

•	our alliance with Northwest Airlines, Inc. terminates or expires (other than as a result of a breach by us); or

•	Northwest Airlines Corporation or Northwest Airlines, Inc. (or certain related entities) materially breaches their standstill obligations to us or triggers our rights agreement (described above under “— Preferred Stock Purchase Rights”).

Corporate Governance and Control

Our certificate of incorporation provides that our board of directors will consist of a number of directors as may be determined from time to time by the board of directors in accordance with the bylaws. Our board of directors currently consists of 11 directors elected by common stockholders, subject to the rights of preferred stockholders to elect additional directors as set forth in any preferred stock designations.

Business Combinations

Our certificate of incorporation provides that we are not governed by Section 203 of the General Corporation Law of Delaware which, in the absence of such provisions, would have imposed additional requirements regarding mergers and other business combinations.

Procedural Matters

Our bylaws require stockholders seeking to nominate directors or propose other matters for action at a stockholders’ meeting to give us notice within specified periods in advance of the meeting and to follow certain other specified procedures.

Change of Control

Because a separate class vote is required pursuant to the terms of the Series B preferred stock in connection with some changes of control requiring stockholder approval as described under “— Series B Preferred Stock — Voting Rights,” a change of control of our company could be delayed, deferred or prevented.

In addition, the existence of the preferred stock purchase rights may have the effect of delaying or preventing a change of control of our company. See “— Preferred Stock Purchase Rights” above.

Limitation of Director Liability and Indemnification

Our certificate of incorporation provides, to the full extent permitted by Delaware law, that directors will not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. As required under current Delaware law, our certificate of incorporation and bylaws currently provide that this waiver may not apply to liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	or acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (governing distributions to stockholders); or

•	for any transaction from which the director derived any improper personal benefit.

However, in the event the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of any of our directors will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Our certificate of incorporation further provides that we will indemnify each of our directors and officers to the full extent permitted by Delaware law and may indemnify certain other persons as authorized by the Delaware General Corporation Law. These provisions do not eliminate any monetary liability of directors under the federal securities laws.

DESCRIPTION OF DEPOSITARY SHARES

We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we decide to offer fractional shares of preferred stock, we will issue receipts for depositary shares. Each depositary share will represent a fraction of a share of a particular series of preferred stock, and the prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a deposit agreement between our company and a depositary that is a bank or trust company that meets certain requirements and is selected by us. The depositary will be specified in the applicable prospectus supplement. Each owner of a depositary share will be entitled to all of the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

We have summarized selected provisions of the deposit agreement and the depositary receipts, but the summary is qualified by reference to the provisions of the deposit agreement and the depositary receipts. The particular terms of any series of depositary shares will be described in the applicable prospectus supplement. If so indicated in the prospectus supplement, the terms of any such series may differ from the terms set forth below.

Dividends

The depositary will distribute all cash dividends or other cash distributions received by it in respect of the preferred stock to the record holders of depositary shares relating to such preferred shares in proportion to the numbers of depositary shares held on the relevant record date. The amount made available for distribution will be reduced by any amounts withheld by the depositary or us on account of taxes.

In the event of a distribution other than in cash, the depositary will distribute securities or property received by it to the record holders of depositary shares in proportion to the numbers of depositary shares held on the relevant record date, unless the depositary determines that it is not feasible to make such distribution. In that case, the depositary may make the distribution by such method as it deems equitable and practicable. One such possible method is for the depositary to sell the securities or property and then distribute the net proceeds from the sale as provided in the case of a cash distribution.

Withdrawal of Shares

Upon surrender of depositary receipts representing any number of whole shares at the depositary’s office, unless the related depositary shares previously have been called for redemption, the holder of the depositary shares evidenced by the depositary receipts will be entitled to delivery of the number of whole shares of the related series of preferred stock and all money and other property, if any, underlying such depositary shares. However, once such an exchange is made, the preferred stock cannot thereafter be redeposited in exchange for depositary shares. Holders of depositary shares will be entitled to receive whole shares of the related series of preferred stock on the basis set forth in the applicable prospectus supplement. If the depositary receipts delivered by the holder evidence a number of depositary shares representing more than the number of whole shares of preferred stock of the related series to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

Redemption of Depositary Shares

Whenever we redeem the preferred stock, the depositary will redeem a number of depositary shares representing the same number of shares of preferred stock so redeemed. If fewer than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot, pro rata or by any other equitable method as the depositary may determine.

Voting of Underlying Shares

Upon receipt of notice of any meeting at which the holders of the preferred stock of any series are entitled to vote, the depositary will mail the information contained in the notice of the meeting to the record holders of the depositary shares relating to that series of preferred shares. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary as to the exercise of the voting rights represented by the number of shares of preferred stock underlying the holder’s depositary shares. The depositary will endeavor, to the extent it is practical to do so, to vote the number of whole shares of preferred stock underlying such depositary shares in accordance with such instructions. We will agree to take all action that the depositary may deem reasonably necessary in order to enable the depositary to do so. To the extent the depositary does not receive specific instructions from the holders of depositary shares relating to such preferred shares, it will abstain from voting such shares of preferred stock.

Amendment and Termination of Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the applicable deposit agreement may at any time be amended by agreement between us and the depositary. We may, with the consent of the depositary, amend the deposit agreement from time to time in any manner that we desire. However, if the amendment would materially and adversely alter the rights of the existing holders of depositary shares, the amendment would need to be approved by the holders of at least a majority of the depositary shares then outstanding.

The deposit agreement may be terminated by us or the depositary if:

•	all outstanding depositary shares have been redeemed; or

•	there has been a final distribution in respect of the shares of preferred stock of the applicable series in connection with our liquidation, dissolution or winding up and such distribution has been made to the holders of depositary receipts.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so. We may remove a depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of appointment.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of any depositary arrangements. We will pay all charges of each depositary in connection with the initial deposit of the preferred shares of any series, the initial issuance of the depositary shares, any redemption of such preferred shares and any withdrawals of such preferred shares by holders of depositary shares. Holders of depositary shares will be required to pay any other transfer taxes.

Notices

Each depositary will forward to the holders of the applicable depositary shares all notices, reports and communications from us which are delivered to such depositary and which we are required to furnish the holders of the preferred shares.

Limitation of Liability

The deposit agreement contains provisions that limit our liability and the liability of the depositary to the holders of depositary shares. Both the depositary and we are also entitled to an indemnity from the holders of the depositary shares prior to bringing, or defending against, any legal proceeding. We or any depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred shares for deposit, holders of depositary shares or other persons believed by us or it to be competent and on documents believed by us or them to be genuine.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase any of our securities. We may issue warrants independently or together with any other securities offered by any prospectus supplement and the warrants may be attached to or separate from those securities. Each series of warrants will be issued under a separate warrant agreement, to be entered into between us and a warrant agent specified in a prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust with any of the holders of the warrants. We will set forth further terms of the warrants and the applicable warrant agreements in the applicable prospectus supplement relating to the issuance of any warrants, including, where applicable, the following:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the number and type of securities purchasable upon exercise of the warrants;

•	the designation and terms of the securities, if any, with which the warrants are issued and the number of the warrants issued with each such offered security;

•	the date, if any, on and after which the warrants and the related securities will be separately transferable;

•	the price at which each security purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	the minimum or maximum amount of the warrants which may be exercised at any one time;

•	any circumstances that will cause the warrants to be deemed to be automatically exercised; and

•	any other material terms of the warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or other securities at a future date or dates, which we refer to in this prospectus as “stock purchase contracts.” The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred securities, warrants or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the securities under the stock purchase contracts, which we refer to herein as “stock purchase units.” The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or refunded on some basis.

The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units, which will be filed with the SEC each time we issue stock purchase contracts or stock purchase units. Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

DESCRIPTION OF SUBSCRIPTION RIGHTS

General

We may issue subscription rights to purchase common stock, preferred stock, depositary shares or warrants to purchase preferred stock, common stock or depositary shares. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with any subscription rights offering to our stockholders, we may enter into a standby underwriting arrangement with one or more underwriters pursuant to which such underwriters will purchase any offered securities remaining unsubscribed for after such subscription rights offering. In connection with a subscription rights offering to our stockholders, we will distribute certificates evidencing the subscription rights and a prospectus supplement to our stockholders on the record date that we set for receiving subscription rights in such subscription rights offering.

The applicable prospectus supplement will describe the following terms of subscription rights in respect of which this prospectus is being delivered:

•	the title of such subscription rights,

•	the securities for which such subscription rights are exercisable,

•	the exercise price for such subscription rights,

•	the number of such subscription rights issued to each stockholder,

•	the extent to which such subscription rights are transferable,

•	if applicable, a discussion of the material United States federal income tax considerations applicable to the issuance or exercise of such subscription rights,

•	the date on which the right to exercise such subscription rights shall commence, and the date on which such rights shall expire (subject to any extension),

•	the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed securities,

•	if applicable, the material terms of any standby underwriting or other purchase arrangement that we may enter into in connection with the subscription rights offering, and

•	any other terms of such subscription rights, including terms, procedures and limitations relating to the exchange and exercise of such subscription rights.

Exercise of Subscription Rights

Each subscription right will entitle the holder of the subscription right to purchase for cash such amount of shares of preferred stock, depositary shares, common stock, warrants or any combination thereof, at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby. Subscription rights may be exercised at any time up to the close of business on the expiration date for such subscription rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights will become void.

Subscription rights may be exercised as set forth in the prospectus supplement relating to the subscription rights offered thereby. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement, we will forward, as soon as practicable, the shares of preferred stock or common stock, depositary shares or warrants purchasable upon such exercise. We may determine to offer any unsubscribed offered securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as set forth in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

Any of the securities being offered hereby and any accompanying prospectus supplement may be sold in any one or more of the following ways from time to time:

•	directly to purchasers;

•	through agents;

•	to or through underwriters;

•	through dealers;

•	directly to our stockholders; or

•	through a combination of any such methods of sale.

In addition, we may issue the securities as a dividend or distribution to our stockholders.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

We may solicit offers to purchase directly. Offers to purchase securities also may be solicited by agents designated by us from time to time. Any such agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, of the securities so offered and sold.

If securities are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, the respective amounts underwritten and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the applicable prospectus supplement which will be used by the underwriters to make resales of the securities in respect of which this prospectus is being delivered to the public. If underwriters are utilized in the sale of any securities in respect of which this prospectus is being delivered, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of securities, unless otherwise indicated in the applicable prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of such securities will be obligated to purchase all such securities if any are purchased.

We may grant to the underwriters options to purchase additional securities, to cover over-allotments, if any, at the initial public offering price (with additional underwriting commissions or discounts), as may be set forth in the prospectus supplement relating thereto. If we grant any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement for such securities.

If a dealer is used in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold. The name of the dealer and their terms of the transaction will be set forth in the prospectus supplement relating thereto.

Offers to purchase securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resale thereof. We may also offer securities through agents in connection with a distribution to our stockholders of rights to purchase such securities. The terms of any such sales will be described in the prospectus supplement relating thereto.

We may offer our equity securities into an existing trading market on the terms described in the applicable prospectus supplement. Underwriters and dealers who may participate in any at-the-market offerings will be described in the prospectus supplement relating thereto.

Pursuant to any standby underwriting agreement entered into in connection with a subscription rights offering to our stockholders, persons acting as standby underwriters may receive a commitment fee for all securities underlying the subscription rights that the underwriter commits to purchase on a standby basis. Additionally, prior to the expiration date with respect to any subscription rights, any standby underwriters in a subscription rights offering to our stockholders may offer such securities on a when-issued basis, including securities to be acquired through the purchase and exercise of subscription rights, at prices set from time to time by the standby underwriters. After the expiration date with respect to such subscription rights, the underwriters may offer securities of the type underlying the subscription rights, whether acquired pursuant to a standby underwriting agreement, the exercise of the subscription rights or the purchase of such securities in the market, to the public at a price or prices to be determined by the underwriters. The standby underwriters may thus realize profits or losses independent of the underwriting discounts or commissions paid by us. If we do not enter into a standby underwriting arrangement in connection with a subscription rights offering to our stockholders, we may elect to retain a dealer-manager to manage such a subscription rights offering for us. Any such dealer-manager may offer securities of the type underlying the subscription rights acquired or to be acquired pursuant to the purchase and exercise of subscription rights and may thus realize profits or losses independent of any dealer-manager fee paid by us.

Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms (“remarketing firms”) acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act of 1933, in connection with the securities remarketed thereby.

If so indicated in the applicable prospectus supplement, we may authorize agents, dealers or underwriters to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable prospectus supplement. Such delayed delivery contracts will be subject to only those conditions set forth in the applicable prospectus supplement. A commission indicated in the applicable prospectus supplement will be paid to underwriters and agents soliciting purchases of securities pursuant to delayed delivery contracts accepted by us.

Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters, dealers and remarketing firms may be required to make in respect thereof.

Any underwriter may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 under Regulation M. Rule 104 permits stabilizing bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. The underwriters may over-allot shares of the securities in connection with an offering of securities, thereby creating a short position in the underwriters’

account. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the securities to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

Unless otherwise specified in the applicable prospectus supplement, each series of securities will be a new issue and will have no established trading market. We may elect to list any series of securities on an exchange but, unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

Agents, underwriters, dealers and remarketing firms may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

The anticipated date of delivery of securities will be set forth in the applicable prospectus supplement relating to each offer.

LEGAL MATTERS

Unless otherwise specified in the applicable prospectus supplement, the validity of the securities will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas, and will be passed upon for any agents, dealers or underwriters by counsel named in the applicable prospectus supplement.

EXPERTS

Our consolidated financial statements and schedule appearing in our Annual Report on Form 10-K for the year ended December 31, 2005, and our management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, and the consolidated financial statements of ExpressJet Holdings, Inc. appearing in the exhibits to our Annual Report on Form 10-K for the year ended December 31, 2005, and ExpressJet Holdings, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, which are incorporated by reference herein. Our financial statements and management’s assessment and ExpressJet Holdings, Inc.’s financial statements and management’s assessment are incorporated by reference in reliance upon such reports given on the authority of Ernst & Young LLP as experts in accounting and auditing.

The consolidated financial statements of Copa Holdings, S.A. appearing in the exhibits to our Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by Ernst & Young, Panama, independent registered public accounting firm, as set forth in its report thereon, which is incorporated by reference herein. The financial statements of Copa Holdings, S.A. are incorporated by reference in reliance upon such reports given on the authority of Ernst & Young, Panama as experts in accounting and auditing.